EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated May 24, 2002 (except for Note N-2, as to which the date is May 29, 2002), accompanying the consolidated financial statements and schedules included in the Annual Report of Nathan's Famous, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Nathan's Famous, Inc. on Forms S-8 (Registration Nos. 333-92995, 333-86195, 333-86043, 33-72066, 33-89442 and 33-93396).




/s/GRANT THORNTON LLP


Melville, New York
June 24, 2002